UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
                         Investment Company Act of 1940


[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
   JEFFREY S. JOLLY
   C/O SUBURBAN PROPANE PARTNERS, L.P.
   240 ROUTE 10 WEST
   P.O. BOX 206
   WHIPPANY, N.J.  07981-0206

2. Issuer Name and Ticker or Trading Symbol
   SUBURBAN PROPANE PARTNERS, L.P.  (SPH)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   02/07/03

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
       VICE PRESIDENT & CIO

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                2)Trans-     3)Trans-    4)Securities Acquired(A)  5)Amount of          6)Ownership  7)Nature of
                                     action       action      or Disposed of (D)        Securities           Form:        Indirect
                                     Date         Code                                  Beneficially         Direct(D)    Beneficial
                                                                     (A)                Owned Following      or           Ownership
                                     (Month/                          or                Reported Trans-      Indirect
All sales of:                        Day/Year)    Code  V    Amount  (D)   Price        action(s)            (I)
------------------------------------------------------------------------------------------------------------------------------------
COMMON UNITS (REPRESENTING LIMITED    02/06/03     S         1,000    D    $ 28.40                            D
PARTNERSHIP INTERESTS)                02/06/03     S           800    D    $ 28.35                            D
                                      02/06/03     S           700    D    $ 28.30                            D
                                      02/06/03     S         1,500    D    $ 28.25                            D
                                      02/06/03     S         2,612    D    $ 28.26                            D
                                      02/07/03     S         2,000    D    $ 28.50       3,000                D

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-     4)Trans-    5)Number of Derivative      6)Date Exercisable and
  Security                       or Exercise     action       action      Securities Acquired (A)     Expiration Date
                                 Price of        Date         Code        or Disposed of (D)
                                 Derivative      (Month/                                              Date         Date
                                 Security        Day/Year)    Code  V        A          D             Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-    7)Title and Amount        8)Price      9)Number of Deriv-   10)Ownership    11)Nature of
  Security                       action      of Underlying             of Deri-     ative Securities      Form of         Indirect
                                 Date        Securities                vative       Beneficially          Derivative      Beneficial
                                                         Amount or     Security     Owned Following       Security:       Ownership
                                 (Month/                 Number of                  Reported              Direct(D) or
                                 Day/Year)   Title       Shares                     Transaction(s)        Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



/S/ JEFFREY S. JOLLY                                    FEBRUARY 7, 2003
-----------------------------                           ----------------
SIGNATURE OF REPORTING PERSON                                  DATE